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                                                                    EXHIBIT 99.1

          SUMMARY OF 2001 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

         On January 29, 2002, AT&T Wireless Services, Inc. (the "Company") announced that its total consolidated revenue grew to $3.5 billion for the fourth quarter of 2001, an increase of 18.7 percent compared to the year-ago quarter and increased 30.3 percent to $13.6 billion for the full-year 2001.

         Services revenue for the mobility business increased 23.1 percent to $3.2 billion in the fourth quarter of 2001 compared to $2.6 billion for the year-ago quarter. For the full year, services revenue increased 33.7 percent to $12.5 billion compared to $9.4 billion in 2000.

         For the fourth quarter of 2001, the Company had a net loss of $0.48 per share compared with income of $0.15 per share in the prior-year quarter. Loss per share from discontinued operations was $0.34 in the fourth quarter of 2001, including the loss on disposal of the fixed wireless business, compared with a loss per share from discontinued operations of $0.03 in the prior-year quarter.

         Loss per share from continuing operations was $0.14 per share in the fourth quarter of 2001, compared with income of $0.18 per share in the prior-year quarter. The Company continued to show growth in the Company's operating income during the fourth quarter. Offsetting this growth were net gains associated with one-time transactions recorded in the prior-year quarter, as well as a decrease in net equity earnings from investments in unconsolidated subsidiaries during the fourth quarter of 2001.

         The 23.1 percent increase in the fourth quarter of 2001 in services revenue for the mobility business can be primarily attributed to continued subscriber growth and increased usage, partially offset by lower average revenue per user (ARPU). Equipment revenue was $287 million in the fourth quarter, representing a decline of 15.0 percent compared with the prior-year quarter.

         Minutes of use per subscriber reached a level of 400 average minutes per subscriber per month in the fourth quarter of 2001, an increase from 366 minutes in the year-ago quarter and 389 minutes in the third quarter of 2001. ARPU was $60.80, a decrease of 8.0 percent from the year-ago quarter. For the full year ended December 31, 2001, ARPU was $62.60, a decline of 8.2 percent compared to 2000. The decline from the prior year quarter was due primarily to continued competitive pricing and expansion into a broader base of consumer segments.

         Consolidated subscriber net additions for the mobility business totaled 927,000, a 23.9 percent increase compared to the third quarter of 2001 and a 7.1 percent increase compared to the year-ago quarter. Total consolidated subscribers were 18.0 million at the end of the fourth quarter, representing a
19.0 percent increase from the prior year.

         Net subscriber additions in the fourth quarter of 2001, including affiliates totaled 1.1 million. At the end of the fourth quarter of 2001, total subscribers, including affiliates were 20.8 million.

         The Company's mobility operating income, excluding depreciation and amortization (EBITDA) for the fourth quarter of 2001 was $666 million, an increase of 74.9 percent from the comparable year-ago quarter. The EBITDA growth includes the results of acquisitions that occurred during the fourth quarter of 2000, as well as the impact of a continued focus on cost reductions. Given the strong subscriber growth, the increase was partially offset by higher network costs driven by the increased usage, as well as slightly higher customer acquisition, customer care and billing costs. For full-year 2001, mobility EBITDA grew 65.4 percent to $3.115 billion.

         EBITDA margin (as a percent of services revenue) for the mobility business increased to 20.5 percent for the fourth quarter of 2001, a 600-basis point increase from the 14.5 percent margin for the year-ago quarter. For the full year 2001, EBITDA margin was 24.9 percent, a 480-basis point increase from
20.1 percent in 2000.

         Churn for the fourth quarter of 2001 was 2.7 percent, a 20-basis point improvement from the year-ago quarter and a 40-basis point improvement from the third quarter of 2001. For the full year 2001, churn was 2.9 percent, a level comparable to 2000. Churn relating to post-paid programs was 2.4 percent
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in the fourth quarter of 2001, a decrease from 2.6 percent in the third quarter of 2001 and 2.8 percent in the prior-year quarter.
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                  AT&T Wireless Services, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                      In millions, except per share amounts
                                    Unaudited

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                                                           For the three months ended            For the year ended
                                                                   December 31,                      December 31,
                                                         ------------------------------    ------------------------------
                                                           2001       2000       Change      2001       2000       Change
                                                         --------   --------     ------    --------   --------     ------
REVENUE

Services                                                 $  3,241   $  2,634       23.1%   $ 12,532   $  9,374       33.7%
Equipment                                                     287        339      (15.0%)     1,078      1,072        0.6%
Total revenue                                               3,528      2,973       18.7%     13,610     10,446       30.3%

OPERATING EXPENSES
Costs of services                                           1,093        843       29.8%      3,991      3,017       32.3%
Costs of equipment sales                                      569        655      (13.3%)     2,037      2,041       (0.2%)
Selling, general and administrative                         1,207      1,098       10.0%      4,482      3,512       27.6%
Depreciation and amortization                                 696        451       53.9%      2,502      1,639       52.7%
Total operating expenses                                    3,565      3,047       17.0%     13,012     10,209       27.5%

OPERATING (LOSS) INCOME                                       (37)       (74)     (52.8%)       598        237      153.0%

Other income                                                   48        222      (78.4%)       374        534      (30.0%)
Interest expense                                               99         12      718.8%        386         85      353.6%

(LOSS) INCOME FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND NET EQUITY
   (LOSSES) EARNINGS FROM INVESTMENTS IN
   UNCONSOLIDATED SUBSIDIARIES                                (88)       136     (164.7%)       586        686      (14.5%)

Provision for income taxes                                     18         13       56.2%        311        246       26.8%

Net equity (losses) earnings from investments in
   unconsolidated subsidiaries                               (249)       365     (168.3%)       (75)       388     (119.4%)

(LOSS) INCOME FROM CONTINUING
     OPERATIONS                                              (355)       488     (172.8%)       200        828      (75.8%)

Loss from operations of discontinued business,
   net of tax                                                 (58)       (77)     (24.0%)      (273)      (170)      61.0%
Loss on disposal of discontinued business,
   net of tax                                                (814)        --        n/m        (814)        --        n/m
LOSS FROM DISCONTINUED OPERATIONS                            (872)       (77)    1036.8%     (1,087)      (170)     540.0%

NET (LOSS) INCOME                                          (1,227)       411     (398.2%)      (887)       658     (234.7%)

Dividend requirements on preferred stock held
  by AT&T, net                                                 --         42        n/m          76        130      (41.1%)

NET (LOSS) INCOME AVAILABLE TO
  COMMON SHAREOWNERS                                     ($ 1,227)  $    369     (431.8%)  ($   963)  $    528     (282.1%)

(LOSS) INCOME PER BASIC AND DILUTED SHARE:

     (Loss) income from continuing operations
        available to common shareowners                   $ (0.14)  $   0.18                $  0.05   $   0.28
     Loss from discontinued operations                    $ (0.34)  $  (0.03)               $ (0.43)  $  (0.07)
     Net (loss) income available to common
        shareowners                                       $ (0.48)  $   0.15                $ (0.38)  $   0.21

WEIGHTED AVERAGE SHARES USED TO COMPUTE
     NET (LOSS) INCOME PER SHARE:

     Basic                                                  2,530      2,530                  2,530      2,530
     Diluted                                                2,530      2,532                  2,532      2,532
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